                                                                Exhibit No. 99.1

                                                    PRESS RELEASE
                                                    FOR INFORMATION CONTACT:
                                                    Scott D. Kantor
                                                    Chief Financial Officer
                                                    Datascope Corp.
                                                    14 Philips Parkway
                                                    Montvale, NJ  07645
                                                    (201) 307-5409
                                                    www.datascope.com
                                                    -----------------



         FOR IMMEDIATE RELEASE:

          DATASCOPE REPORTS HIGHER RESULTS FOR THE SECOND QUARTER 2006

         Montvale, New Jersey, January 30, 2006 . . . Datascope Corp. (Nasdaq:
DSCP) reported net earnings for the second quarter of fiscal 2006 ended December 31, 2005 of $4.5 million, or 29 cents per diluted share, after giving effect to a special charge of $1.8 million after tax, equivalent to 12 cents per diluted share. Net earnings in the second quarter last year were $3.7 million or 24 cents per diluted share. Sales for the quarter increased to $92.5 million compared to $82.7 million last year as a result of continued sales increases in patient monitoring and cardiac assist products. Sales in the second quarter of the current year were reduced by unfavorable foreign exchange of $1.3 million.

         The special charge in the quarter of $1.8 million after tax relates to the postponement of the launch of the X-Site(R) vascular closure device in the United States. On a pretax basis, the special charge was $2.7 million and comprises $1.6 million to write-off X-Site inventory and tooling, $0.7 million for purchase commitments and contract termination costs, and $0.4 million for severance and other one-time benefits in connection with the reduction of the workforce in the Interventional Products Division. The workforce reduction is expected to save approximately $4 million on an annualized basis.

         As reported previously, last year, approximately $6.1 million of Panorama(TM) central monitoring system shipments (corresponding to 17 cents per share of net earnings) were recognized in the third fiscal quarter rather than in the second quarter because validation of a new software release was not completed in the second quarter.

         In the six months ended December 31, 2005, net earnings were $10.5 million or 69 cents per diluted share compared to $8.4 million or 55 cents per diluted share last year. Sales in the six-month period were $180.8 million compared to $163.0 million a year ago; unfavorable foreign exchange translation decreased sales by $1.3 million.

         Sales of patient monitoring products increased 27% to $41.8 million in the second quarter of fiscal 2006. If the $6.1 million Panorama sales were included in last year's second quarter, sales would have been 7% above last year. Unfavorable foreign exchange translation decreased sales by $0.4 million. Orders for Panorama systems reached a record level in the current year's second quarter. Continued sales increases of non-invasive blood pressure monitors including the Duo(TM) monitor, and sales of the Anestar(R) anesthesiology delivery system and Masimo SET(R)(1) pulse oximetry sensors also contributed to sales growth.

         Sales of cardiac assist products were $37.5 million, 10% higher than last year. Unfavorable foreign exchange translation decreased sales by $0.6 million. Worldwide shipments of balloon pumps, principally the company's CS100(R) automatic balloon pump, set a record. International unit shipments of intra-aortic balloons also set a record.

         As reported on January 3, 2006, Datascope acquired assets and technology of Ethicon's Clearglide(R) endoscopic vessel harvesting (EVH) product line. Ethicon is a Johnson & Johnson company. EVH is a less-invasive alternative to surgical harvesting of blood vessels for use in coronary bypass. The benefits of EVH include far less trauma and reduced leg wound complications. The EVH product line will be integrated with the Cardiac Assist Division which markets its products to cardiac surgeons who perform coronary artery bypass procedures. The EVH market is estimated at $70 million annually, based on an estimated 40% penetration of EVH in coronary bypass. Datascope believes that its strength in the cardiac surgery market, and its plans for product improvement should lead to significant growth of the cardiac assist business.

         Second quarter sales of interventional products were $5.6 million, 22% below last year, as sales of vascular closure devices continued to decline. As in prior periods, the decline was partially offset by sales of non-closure products. These grew 51% to account for 30% of total interventional product sales, double that of last year. The launch of the X-Site suture-based vascular closure device is now projected for the second quarter of fiscal 2007. The introduction of On-Site(TM), our new collagen-based vascular closure device remains on schedule for the current quarter.

         InterVascular sales at $7.1 million were 11% below last year, primarily due to the shift from direct sales to lower priced sales to InterVascular's exclusive U.S. distributor, W. L. Gore & Associates, Inc. (Gore), which became effective on May 1, 2005. Despite distributor pricing to Gore, InterVascular's profitability increased because costs associated with direct selling in the United States were eliminated. Other factors contributing to InterVascular's 11% sales decline were the effects of competitive pressure on pricing in the European countries in which we sell directly, and unfavorable foreign exchange translation of $0.3 million.

         The Board of Directors declared a special cash dividend of $1.00 per share on November 30, 2005 and a quarterly cash dividend of 7 cents per share on December 8, 2005. The dividends were paid on January 18, 2006 to shareholders of record on December 27, 2005.

         Datascope's news releases and other company information, including specific details about its January 31, 2006 conference call and webcast (at 12:00 noon, EST, call in number: (800)-816-3086), can be found on the company's website, www.datascope.com.

         Datascope Corp. is a diversified medical device company that manufactures (itself or through agreements with unaffiliated companies) and markets proprietary products for clinical health care markets in interventional cardiology and radiology, cardiovascular and vascular surgery, anesthesiology, emergency medicine and critical care.

---------------
(1) Masimo SET is a registered trademark of Masimo Corporation.

         This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Many of these risks cannot be predicted or quantified and are at least partly outside our control, including the risk that the EVH product and plans for product improvement will not lead to significant growth of the cardiac assist business, that the introductions of X-Site and On-Site will be delayed and that market conditions may change, particularly as the result of competitive activity in the markets served by the company. Additional risks are the company's dependence on certain unaffiliated suppliers (including single source manufacturers) for patient monitoring, cardiac assist and interventional products, continued demand for the company's products, rapid and significant changes that generally characterize the medical device industry and the ability to continue to respond to such changes, the uncertain timing of regulatory approvals, as well as other risks detailed in documents filed by Datascope with the Securities and Exchange Commission.

                        DATASCOPE CORP. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                    (In thousands, except per share amounts)


                                                        SIX MONTHS ENDED                             THREE MONTHS ENDED
                                                          DECEMBER 31,                                  DECEMBER 31,
                                             ----------------------------------------      ---------------------------------------
                                                     2005                  2004                   2005                  2004
                                             ------------------    ------------------      -----------------    ------------------
       NET SALES                              $        180,800     $         163,000       $         92,500      $         82,700
       Cost of sales                                    77,265                65,424                 39,838                33,472
       Cost of sales, special charge                     2,444                    --                  2,444                    --
                                             ------------------    ------------------      -----------------    ------------------
           Gross profit                                101,091                97,576                 50,218                49,228

       OPERATING EXPENSES:
         Research and development
           expenses                                     18,146                17,368                  9,381                 8,732
         Selling, general and
           administrative expenses                      69,348                68,754                 34,863                35,329
         Special gain                                     (810)                   --                     --                    --
                                             ------------------    ------------------      -----------------    ------------------
                                                        86,684                86,122                 44,244                44,061
                                             ------------------    ------------------      -----------------    ------------------
       OPERATING EARNINGS                               14,407                11,454                  5,974                 5,167
       Other (income) expense:
         Interest, net                                  (1,000)                 (886)                  (513)                 (361)
         Other, net                                      1,071                   285                    402                   313
                                             ------------------    ------------------      -----------------    ------------------
                                                            71                  (601)                  (111)                  (48)
                                             ------------------    ------------------      -----------------    ------------------
       EARNINGS BEFORE TAXES ON INCOME                  14,336                12,055                  6,085                 5,215
       Taxes on income                                   3,829                 3,617                  1,634                 1,497
                                             ------------------    ------------------      -----------------    ------------------
       NET EARNINGS                          $          10,507     $           8,438       $          4,451     $           3,718
                                             ==================    ==================      =================    ==================

       Earnings per share, basic                         $0.71                 $0.57                  $0.30                 $0.25
                                             ==================    ==================      =================    ==================

       Weighted average common
          shares outstanding, basic                     14,816                14,793                 14,834                14,794
                                             ==================    ==================      =================    ==================

       Earnings per share, diluted                       $0.69                 $0.55                  $0.29                 $0.24
                                             ==================    ==================      =================    ==================

       Weighted average common
          shares outstanding, diluted                   15,140                15,234                 15,162                15,256
                                             ==================    ==================      =================    ==================


                        DATASCOPE CORP. AND SUBSIDIARIES
                      Condensed Consolidated Balance Sheets
                    (In thousands, except per share amounts)

                                                                               Dec 31,                    JUNE 30,
                                                                                 2005                       2005
                                                                         ---------------------      ---------------------
Assets
Current Assets:
  Cash and cash equivalents                                              $             17,721       $             12,188
  Short-term investments                                                               29,759                     30,384
  Accounts receivable less allowance for
    doubtful accounts of $2,538 and $2,279                                             76,197                     74,145
  Inventories, net                                                                     56,617                     54,626
  Prepaid income taxes                                                                     --                        645
  Prepaid expenses and other current assets                                             8,195                     11,157
  Current deferred taxes                                                                6,220                      5,294
                                                                         ---------------------      ---------------------
      Total Current Assets                                                            194,709                    188,439

Property, Plant and Equipment, net of accumulated
   depreciation of $87,118 and $82,427                                                 84,873                     87,648
Long-term Investments                                                                  22,568                     22,813
Intangible Assets                                                                      20,680                     20,908
Goodwill                                                                                4,065                      4,065
Other Assets                                                                           33,048                     33,209
                                                                         ---------------------      ---------------------
                                                                         $            359,943       $            357,082
                                                                         =====================      =====================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable                                                       $             18,407       $             18,850
  Dividends payable                                                                    15,913                      1,036
  Accrued expenses                                                                     15,012                     16,283
  Accrued compensation                                                                 13,118                     15,335
  Short-term debt                                                                          --                      4,000
  Deferred revenue                                                                      3,232                      3,975
  Income taxes payable                                                                    882                         --
                                                                             -----------------         ------------------
      Total Current Liabilities                                                        66,564                     59,479

Other Liabilities                                                                      32,124                     31,738
Commitments and Contingencies
Stockholders' Equity:
  Preferred stock, par value $1.00 per share:
    Authorized 5,000 shares; Issued, none                                                  --                         --
  Common stock, par value $.01 per share:
    Authorized, 45,000 shares;
    Issued, 18,349 and 18,256 shares                                                      183                        183
  Additional paid-in capital                                                           91,610                     88,773
  Treasury stock at cost, 3,465 and 3,460 shares                                     (105,319)                  (105,175)
  Retained earnings                                                                   286,062                    292,524
  Accumulated other comprehensive loss:
    Cumulative translation adjustments                                                 (3,579)                    (2,713)
    Minimum pension liability adjustments                                              (7,503)                    (7,503)
    Unrealized loss on available-for-sale securities                                     (199)                      (224)
                                                                         ---------------------      ---------------------
      Total Stockholders' Equity                                                      261,255                    265,865
                                                                         ---------------------      ---------------------
                                                                         $            359,943       $            357,082
                                                                         =====================      =====================